UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

______________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2016

International Monetary Systems, Ltd

(Exact name of registrant as specified in its charter)

Wisconsin	0-30853	39-1924096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16901 West Glendale Dr. New Berlin, WI	53151
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 262-780-3640

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐  Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐  Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 8.01.	Other Events.

International Monetary Systems, Ltd. (the “Company”) filed a Form 15 today, July 1, 2016 with the Securities and Exchange Commission (“SEC”) to voluntarily deregister its common stock. The Company is eligible to deregister because it has fewer than 500 holders of record of its common stock and total assets of less than $10 million at the end of each of the last 3 years. In filing the Form 15, the Company’s obligations to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, are immediately suspended. The Company expects that deregistration of its common stock will become effective within 90 days.

The Company is deregistering because it believes that the incremental cost of compliance and other public company reporting requirements does not provide a discernible benefit to the Company and is not in the best interests of its shareholders. Factors influencing the Board of Director’s decision include the following:

•	the high accounting, legal and administrative costs of preparing and filing periodic reports and other filings with the SEC in comparison to the size of the Company;

•	the amount of time senior management of the Company is required to devote to matters related to its securities as opposed to time concentrating on the business of the Company;

•	the already limited trading volume and liquidity in the Company’s common stock; and

•	the fact that the lack of liquidity of the common stock makes it unlikely that the Company can effectively use its common stock to compensate employees, raise capital or make acquisitions.

The Company’s securities will continue to be traded over the counter on the Pink Sheets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Monetary Systems, Ltd.

Dated: July 1, 2016	By:	/s/ David A. Powell
Principal Financial Officer

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